UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 18, 2016 (April 12, 2016)

DGSE COMPANIES, INC.
(Exact name of registrant as specified in its charter)

Nevada	1-11048	88-0097334
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

15850 Dallas Parkway, Suite 140
Dallas, Texas 75248
(Address of principal executive offices) (Zip Code)
Registrant’s Telephone Number, including area code: (972) 587-4049

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01         Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

          On April 12, 2016, DGSE Companies, Inc. (“DGSE”) received a notice from the NYSE MKT LLC (the “MKT”) stating that DGSE is not in compliance with the MKT’s continued listing standards as set forth in the NYSE MKT Company Guide (the “Company Guide”).  Specifically, Section 1003(a)(ii) of the Company Guide provides that the MKT will consider delisting an issuer if the issuer has stockholders' equity of less than $4,000,000 if such issuer has sustained losses from continuing operations and/or net losses in three of its four most recent fiscal years.  The notice provides that DGSE is below compliance with Section 1003(a)(ii) since it reported stockholders equity of $3.87 million as of December 31, 2015 and net losses in three of its four most recent fiscal years ended December 31, 2015.  The MKT advised DGSE that it must submit a plan by May 12, 2016 advising of actions that DGSE has taken or will take to regain compliance with the continued listing standards by October 12, 2017, and further advised DGSE that if a plan is not submitted or the plan is not commenced, delisting procedures will commence.  DGSE intends to submit a plan on or before the deadline.  If the plan is accepted, DGSE will be subject to periodic reviews and continued compliance with the plan.  If DGSE is not in compliance with the plan as of October 12, 2017 or if DGSE does not make progress consistent with the plan, the MKT may initiate delisting procedures.

          DGSE’s common stock will continue to trade under the symbol “DGSE,” but will have an added designation of “.BC” to indicate that DGSE is not in compliance with the MKT’s listing standards.

Item 7.01.          Regulation FD Disclosure.

          On April 15, 2016, DGSE entered into a non-binding letter of intent with Elemetal, LLC (“Elemetal”) pursuant to which, in exchange for satisfaction of $3,500,000 of debt owed by DGSE to Elemetal as a result of bullion-related transactions, DGSE would issue to Elemetal (a) shares of common stock at a stock price of $0.41 per share, which based on an amount of debt exchanged of $3,500,000 would result in the issuance of 8,536,585 shares to Elemetal and (b) a one-year option to purchase from DGSE 1,000,000 shares of common stock of DGSE at an exercise price of $0.65 per share.

          DGSE also entered into a non-binding letter of intent with NTR Metals, LLC (“NTR”) pursuant to which, in exchange for satisfaction of debt owed by DGSE to NTR that was incurred in connection with that certain Loan Agreement between DGSE and NTR dated July 19, 2012 and associated $7,500,000 Revolving Credit Note of the same date (the balance of which as of April 13, 2016, including principal and interest, was $2,408,238.91), DGSE would issue to NTR shares of common stock at a stock price of $0.41 per share, which based on the balance outstanding as of April 13, 2016, would result in the issuance of 5,873,753 shares to NTR.

          Both letters of intent are non-binding and are subject to numerous conditions, including negotiation and execution of definitive agreements and shareholder approval.  If the letters of intent are approved by the shareholders, DGSE’s management believes this will contribute sufficient capital to be in compliance with Section 1003(a)(ii) of the Company Guide.  No assurance can be made that DGSE will be able to negotiate mutually satisfactory definitive agreements with Elemetal and NTR or that it will receive the necessary shareholder approval.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DGSE COMPANIES, INC.

		By:	/s/ MATHEW PEAKES
Matthew Peakes
Chief Executive Officer
Date:	April 18, 2016